Filed Pursuant to Rule 424(b)(5)
Registration No. 333-148234

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$425,000,000	100%	$425,000,000	$13,048

(1)	Calculated in accordance with 457(r) under the Securities Act of 1933.

Prospectus Supplement to Prospectus dated December 21, 2007.

$425,000,000

Con-way Inc.

7.25% Senior Notes due 2018

Con-way is offering $425,000,000 7.25% senior notes due 2018 (the “notes”). Con-way will pay interest on the notes on January 15 and July 15 of each year, commencing on July 15, 2008. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

Con-way may redeem the notes in whole or in part prior to their maturity at any time at the redemption prices described in “Description of Notes—Optional Redemption.” If Con-way experiences a change of control repurchase event, Con-way may be required to offer to purchase the notes from holders. See “Description of Notes—Change of Control Repurchase Event.”

See “ Risk Factors” beginning on page S-7 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.993%	$424,970,250
Underwriting discount	0.65%	$2,762,500
Proceeds, before expenses, to Con-way	99.343%	$422,207,750

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from December 27, 2007 and must be paid by Goldman, Sachs & Co. if the notes are delivered after December 27, 2007. The notes will not be listed on any securities exchange or included in any automated quotation system.

Goldman, Sachs & Co. expects to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on December 27, 2007.

Goldman, Sachs & Co.

Prospectus Supplement dated December 21, 2007.

Prospectus Supplement

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, from time to time, we may offer debt securities described in the accompanying prospectus. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the additional information described under “Where You Can Find More Information” in the accompanying prospectus, before investing in the notes.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “Con-way,” “we,” “our,” “company,” “issuer” or “us” refer to Con-way Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Con-way makes available, free of charge, on its website at “www.con-way.com,” under the headings “Investor Relations/Annual Report, Proxy and Other SEC Filings,” copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports, in each case as soon as reasonably practicable after such reports are electronically filed with the SEC.

In addition, Con-way makes available, free of charge, on its website at “www.con-way.com,” under the headings “Investor Relations/Corporate Governance,” current copies of the following documents: (1) the charters of the Audit, Compensation, and Director Affairs Committees of its Board of Directors; (2) its Corporate Governance Guidelines; (3) its Code of Ethics for Chief Executive and Senior Financial Officers; (4) its Code of Business Conduct and Ethics for Directors; and (5) its Code of Ethics for employees. Copies of these documents are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These filings also are available on our corporate website, “www.con-way.com”. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

Rather than include certain information in this prospectus supplement that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. Accordingly, we incorporate by reference the following documents filed by Con-way Inc.:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•

Portions of our Definitive Proxy Statement on Schedule 14A filed on March 9, 2007 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•

Current Reports on Form 8-K filed January 31, 2007 (solely with respect to Item 5.02), April 24, 2007, July 16, 2007, July 27, 2007, August 23, 2007 (solely with respect to Items 2.01 and 9.01), August 28, 2007, September 10, 2007, September 27, 2007, October 1, 2007 and December 20, 2007; and

•	Current Report on Form 8-K/A filed October 9, 2007.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed) after the date of this prospectus supplement and prior to the termination of this offering will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to any such document unless such exhibits are specifically incorporated by reference into the document to which this prospectus supplement refers. You should direct such requests to our Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition and results of operations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements involve risks and uncertainties. All statements other than statements of historical information provided or incorporated by reference herein may be deemed to be forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including among others:

•	any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items;

•	any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items;

•	any statements concerning proposed new products or services;

•	any statements regarding Con-way’s estimated future contributions to pension plans;

•	any statements as to the adequacy of reserves;

•	any statements regarding the outcome of any claims that may be brought against Con-way by Consolidated Freightways Corporation’s multi-employer pension plans;

•	any statements regarding future economic conditions or performance;

•	any statements regarding the outcome of legal and other claims and proceedings against Con-way;

•	any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc., and related financing; and

•	any statements of estimates or belief and any statements or assumptions underlying the foregoing.

Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “will,” “seeks,” “approximately” and other similar expressions are intended to identify forward-looking statements. The following factors, among others, and in addition to the matters discussed in the reports and documents filed by Con-way with the SEC, could cause actual results and other matters to differ materially from those discussed in such forward-looking statements:

•	changes in general business and economic conditions, including the global economy;

•	the creditworthiness of Con-way’s customers and their ability to pay for services rendered;

•	increasing competition and pricing pressure;

•

availability of fuel, changes in fuel prices or fuel surcharges, and the effect of recently filed litigation alleging that Con-way engaged in price-fixing of fuel surcharges in violation of federal antitrust laws;

•	the effects of the cessation of Emery Worldwide Airlines, Inc.’s air-carrier operations;

•	the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets;

•	the possibility of defaults under Con-way’s $400 million credit agreement, $500 million bridge credit agreement and other debt instruments;

•	the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced;

•	labor matters, including the grievances by furloughed Emery Worldwide Airlines, Inc. pilots and crew members, labor-organizing activities, work stoppages or strikes;

•	enforcement of and changes in governmental regulations, including the effects of new regulations issued by the Department of Homeland Security;

•	environmental and tax matters;

•

matters relating to Con-way’s 1996 spin-off of Consolidated Freightways Corporation, including the possibility that Consolidated Freightways Corporation’s multi-employer pension plans may assert claims against Con-way, that Con-way may not prevail in those proceedings and that Con-way may not have the financial resources necessary to satisfy amounts payable to those plans;

•

matters relating to the sale of Menlo Worldwide Forwarding, Inc. and its subsidiaries and Menlo Worldwide Expedite!, Inc., including Con-way’s obligation to indemnify United Parcel Service, Inc. for certain losses in connection with the sale;

•	matters relating to our acquisition of Contract Freighters, Inc. (including, without limitation, integration risks and risks that acquisition synergies are not realized); and

•	matters relating to Con-way’s defined benefit and contribution pension plans.

Any or all forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of the factors under the heading “Risk Factors” in this prospectus supplement will be important in determining future results. These factors should be considered in conjunction with any discussion of operations or results by us or our representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors or other communications by us. You should not place undue reliance on any forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date thereof. Except as may be required by law, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

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SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the notes. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the “Risk Factors” and the financial statements and related notes, before making an investment decision.

Con-way Inc.

Our Company

We provide transportation, logistics and supply-chain management services for a wide range of manufacturing, industrial and retail customers. Our principal component companies operate in regional and transcontinental less-than-truckload and full-truckload freight transportation, truckload brokerage, global logistics management, and trailer manufacturing.

We are divided into the following four operating segments for financial-reporting purposes:

•

Freight.    The Freight segment consists of the operating results of the Con-way Freight business unit, which provides regional next-day, second-day, and transcontinental less-than-truckload freight services throughout North America.

•

Logistics.    The Logistics segment consists of the operating results of the Menlo Logistics business unit, which develops contract-logistics solutions, including the management of complex distribution networks and supply-chain engineering and consulting, and also provides domestic brokerage services.

•

Truckload.    The Truckload segment includes the combined operating results of the Con-way Truckload business unit and the recently acquired Contract Freighters, Inc., or CFI, business unit. The combined businesses provide asset-based regional and transcontinental full-truckload freight services throughout North America.

•

Other.    The Other reporting segment consists of the operating results of Road Systems, Inc., a trailer manufacturer, and certain corporate activities for which the related income or expense has not been allocated to other reporting segments, including results related to corporate re-insurance activities and corporate properties.

Prior to the sale of Vector SCM, LLC, or Vector, in 2006, we had a reporting segment that consisted of our proportionate share of the net income from Vector. Vector was a joint venture with General Motors, which purchased our membership interest in Vector in December 2006.

Our executive offices are located at 2855 Campus Drive, Suite 300, San Mateo, California 94403, and our Internet web site address is www.con-way.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. Our telephone number is (650) 378-5200.

Recent Developments

Acquisition of Contract Freighters, Inc.    On August 23, 2007, we completed our previously announced acquisition of CFI, a privately held North American truckload carrier based in Joplin, Missouri, in a transaction valued at $750 million, subject to adjustment. Pursuant to the acquisition agreement, we acquired the stock of Transportation Resources, Inc., the holding company for CFI and its subsidiaries. Founded in 1951, CFI is a respected, industry-leading service provider that today operates over 2,600 tractors and more than 7,000 trailers with more than 3,000 employees, including approximately 2,500 drivers that serve customers throughout North America.

The acquisition joins CFI with our existing Con-way Truckload business unit. Together with the complementary capabilities of our less-than-truckload carrier, Con-way Freight, and our global supply chain services provider, Menlo Logistics, we expect to be able to provide an expanded transportation and logistics platform to North America-based shippers as well as global businesses, from “first-mile” sourcing in Asia or Europe to “last-mile” delivery in North America.

We expect to realize a number of strategic benefits from the acquisition, including a diversified revenue mix, contract-carrier margin retention, an enhanced Mexico presence, an expanded presence in key industries, a larger network footprint, synergies with our Menlo Logistics business unit, the creation of growth opportunities and an expanded service portfolio. In particular, CFI offers “through-trailer” service into and out of Mexico through all major ports in Texas, Arizona and California. This service, which eliminates the need for transfer and/or storage fees at the border, translates into faster delivery, reduced transportation costs and better product protection and security for customers doing business internationally. During 2006, freight with a Mexican origin or destination accounted for a significant portion of CFI’s overall revenue.

The Offering

The following is a summary of the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Con-way Inc.

Notes Offered	$425,000,000 aggregate principal amount of 7.25% Senior Notes due 2018.

Maturity	Unless redeemed earlier, the notes will mature on January 15, 2018.

Interest Rate	The notes will bear interest at a rate of 7.25% per year.

Interest Payment Dates	Interest on the notes will be paid on January 15 and July 15 of each year, commencing July 15, 2008.

Ranking

The notes are senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. At September 30, 2007, we would have had approximately $968.4 million in aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, after giving effect to this offering, including the application of the net proceeds therefrom as described under “Use of Proceeds.” The notes will be senior in right of payment to our subordinated indebtedness and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. At September 30, 2007, we had total secured indebtedness of approximately $3.1 million, and our subsidiaries had total indebtedness of approximately $7.6 million.

Optional Redemption	We may redeem the notes, in whole or in part, prior to their maturity at any time or from time to time at the redemption price described in “Description of Notes – Optional Redemption.”

Change of Control

Upon the occurrence of both (1) a change of control by us and (2) a below investment grade rating by any two of Moody’s Investors Service, Inc., or Moody’s, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or S&P, and Fitch, Inc., or Fitch, within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes – Change of Control Repurchase Event.”

Covenants	The indenture governing the notes contains covenants that, subject to exceptions and qualifications:

•	limit our ability and the ability of certain of our subsidiaries to create liens; and

•	limit our ability to consolidate, merge or transfer all or substantially all of our assets. See “Description of Notes – Covenants.”

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $421.2 million, after deduction of underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds of this offering and cash on hand to repay all amounts outstanding under our bridge loan facility, the proceeds of which were used to finance our acquisition of CFI.

Additional Issuances	We may “reopen” this series of notes and issue an unlimited principal amount of additional notes of this series in the future. See “Description of Notes – Additional Issuances.”

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in these notes.

Form and Denomination

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement.

Listing	The notes are not, and are not expected to be, listed on any national securities exchange.

Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our summary consolidated historical financial and other data as of and for the years ended December 31, 2004, 2005 and 2006 and as of and for the nine months ended September 30, 2006 and 2007. The summary consolidated historical financial and other data as of and for each of the three years ended December 31, 2006 has been derived from our audited consolidated financial statements. The summary consolidated historical financial and other data as of and for the nine months ended September 30, 2006 and 2007 are derived from our unaudited financial statements and are not necessarily indicative of the results to be expected for the full year. The unaudited interim summary consolidated historical financial data reflects all adjustments (consisting primarily of normal recurring adjustments, except as described in the footnotes to the interim consolidated financial statements) which are, in the opinion of management, necessary to present fairly the financial data for the interim periods. The summary pro forma consolidated financial data as of and for the nine months ended September 30, 2007 have been derived from our unaudited pro forma condensed consolidated financial data included elsewhere in this prospectus supplement. The pro forma consolidated income statement data for the nine months ended September 30, 2007 give effect to the CFI acquisition as if such event had occurred on January 1, 2006. Our unaudited pro forma consolidated financial data is based on currently available information and is not necessarily indicative of our financial position or results of operations that would have occurred had the CFI acquisition taken place on the dates indicated, nor are they necessarily indicative of future results.

The summary consolidated historical financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the period ended September 30, 2007, which are incorporated by reference into this prospectus supplement, and the “Unaudited Pro Forma Condensed Consolidated Financial Statements”, which are included elsewhere in this prospectus supplement.

				Unaudited
	Years Ended December 31,			Nine Months Ended September 30,		Pro Forma Consolidated Nine Months Ended September 30, 2007
	2004	2005	2006	2006	2007
Income Statement Data (US$ in millions):(1)
Revenues	$3,658.6	$4,115.6	$4,221.5	$3,222.9	$3,187.2	$3,497.4
Costs and expenses	3,374.3	3,744.7	3,819.7	2,930.8	2,986.2	3,266.1
Operating income	284.3	370.9	401.8	292.1	201.0	231.3
Other expense, net	35.5	18.6	9.5	6.1	11.6	42.4
Income from continuing operations before income tax provision	248.8	352.3	392.3	286.0	189.4	188.9
Income tax provision	97.1	122.0	120.0	97.3	70.3	71.4
Income from continuing operations	151.7	230.3	272.3	188.7	119.1	117.5
Gain (loss) from discontinued operations, net of tax(2)	(269.5)	(8.6)	(6.2)	(6.8)	1.6	1.6
Net income	(117.8)	221.7	266.1	181.9	120.7	119.1
Preferred stock dividends	8.2	7.7	7.1	5.3	5.2	5.2
Net income (loss) applicable to common stockholders	(126.0)	214.0	259.0	176.6	115.6	113.9

				Unaudited
	As of December 31,			As of September 30,
	2004	2005	2006	2006	2007
Balance Sheet & Other Data (US$ in millions)(3):
Cash and cash equivalents	$346.6	$514.3	$260.0	$293.2	$181.4
Current assets	1,492.8	1,419.5	1,090.5	1,133.8	917.6
Total assets	2,477.5	2,459.6	2,301.9	2,313.5	2,950.9
Current liabilities	712.8	631.5	559.8	644.6	1,149.6
Total long-term debt and guarantees	601.3	581.5	557.7	559.0	532.1
Total shareholders’ equity	765.9	898.1	740.8	776.0	785.1

(1)	Con-way adopted SFAS 123R, “Share-Based Payment,” effective January 1, 2006. Con-way adopted SFAS 123R under the modified-prospective method, and accordingly, prior-period financial statements have not been adjusted.

Results in 2006 reflect a $41.0 million gain from the sale of Menlo Worldwide’s equity investment in Vector and a $6.2 million gain from the sale of Con-way Expedite. The tax on the sale-related gains were offset by the utilization of a capital-loss carryforward.

(2)	Discontinued operations in the periods presented relate to the sale of Menlo Worldwide Forwarding in 2004 and the closure of Con-way Forwarding in 2006. All periods reflect revisions to estimated losses related to the shutdown of Emery Worldwide Airlines, Inc. in 2001 and the spin-off of Consolidated Freightways Corporation in 1996.

(3)	Effective January 1, 2007, Con-way adopted the measurement-date provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension Plans—an amendment of SFAS 87, 88, 106 and 132R.” In connection with the revision of its measurement date to December 31 from November 30, Con-way recorded a $13.0 million net increase to shareholders’ equity, consisting of a $15.6 million reduction in the accumulated other comprehensive loss and a $2.6 million decrease to beginning retained earnings.

R ISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should carefully consider the risks described below as well as other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and/or results of operations could be materially adversely affected by any of these risks. Further, the price of the notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Natural disasters, including earthquakes, fires and floods, could severely damage or interrupt our systems and operations and result in an adverse effect on our business, financial condition and results of operations.

We and our subsidiaries rely on a centralized shared-service facility for the performance of shared administrative and technology services in the conduct of our businesses. Our computer facilities and our administrative and technology employees are located at the shared-service facility. Although we maintain backup systems and have disaster-recovery processes and procedures in place, a sustained interruption in the operation of these facilities, whether due to terrorist activities, earthquakes, fires, floods or otherwise, could have a material adverse effect on our financial condition, results of operations, and cash flows.

A significant loss of business from any of Menlo Logistics’ major customers may have an adverse effect on our business, financial condition and results of operations.

Menlo Logistics and many of its competitors in the third-party logistics segments are subject to risk related to customer concentration because of the relative importance of their largest customers and the increased ability of those customers to influence pricing and other contract terms. Although Menlo Logistics continues to broaden and diversify its customer base, a significant portion of its revenue and operating results are derived from a relatively small number of customers. Consequently, a significant loss of business from, or adverse performance by, any of Menlo Logistics’ major customers, may have a material adverse effect on our financial condition, results of operations, and cash flows. Similarly, the renegotiation of major customer contracts may also have an adverse effect on our financial condition, results of operations, and cash flows.

Uncertain economic conditions may have an adverse effect on the demand for our services.

Our operating results are affected, in large part, by conditions in the cyclical markets of our customers and on the U.S. and global economies. While economic conditions affect most companies, the transportation industry is cyclical and susceptible to trends in economic activity. When individuals and companies purchase and produce fewer goods, our businesses transport fewer goods. In addition, business units in the Freight and Truckload reporting segments have relatively high fixed-cost structures, which are difficult to adjust to match shifting volume levels. Accordingly, any sustained weakness in demand or continued downturn or uncertainty in the economy generally would have an adverse effect on our businesses.

Competition for employees and related employment costs may adversely affect our financial condition, results of operations, and cash flows.

Our workforce is not affiliated with labor unions. We believe that the non-unionized operations of our subsidiaries have advantages over comparable unionized competitors in providing reliable and cost-competitive customer services, including greater efficiency and flexibility. There can be no assurance that our subsidiaries will be able to maintain their non-unionized status.

We hire drivers primarily for business units in our Freight and Truckload reporting segments. There is significant competition for qualified drivers in the transportation industry. As a result of driver shortages, these business units may be required to increase driver compensation, utilize lower-quality drivers or face difficulty meeting customer demands, all of which could adversely affect our financial condition, results of operations, and cash flows.

Increasing costs of providing competitive employee benefits packages to our employees may have an adverse effect on our financial condition, results of operations, and cash flows.

We maintain health-care plans and defined benefit pension plans and provide certain other benefits to our employees. In recent years, health-care costs have risen dramatically. Lower interest rates and/or weak returns on plan assets may cause increases in the expense of, and funding requirements for, our defined benefit pension plans. We amended our retirement benefit plans in 2006, and the resulting plan changes are generally expected to decrease the future financial-statement effect associated with the defined benefit pension plans. Despite the changes to the retirement benefit plans, we remain subject to volatility associated with interest rates, returns on plan assets, and funding requirements. As a result, we are unable to predict the effect of continuing to provide these benefits to employees on our financial condition, results of operations, and cash flows.

Our business operates in a highly regulated industry and the imposition of additional regulations may have an adverse effect on our ability to serve our customers.

We are subject to compliance with many laws and regulations that apply to our business activities. These include regulations relating to hours of service for our drivers and cargo security and transportation regulations issued by the Department of Homeland Security and the Department of Transportation. We are not able to accurately predict how new governmental laws and regulations, or changes to existing laws and regulations, will affect the transportation industry generally, or us in particular. Although government regulation that affects us and our competitors may simply result in higher costs that can be passed to customers with no adverse consequences, there can be no assurance that this will be the case. As a result, we believe that any additional security and other measures that may be required by future laws and regulations, or changes to existing laws and regulations, could result in additional costs and could have an adverse effect on our ability to serve customers and on our financial condition, results of operations, and cash flows.

We may be unable to accurately forecast the funding requirements for our investments in revenue equipment and freight service centers.

Our primary business is capital-intensive. Our business units in the Freight and Truckload reporting segments make significant investments in revenue equipment and freight service centers. The amount and timing of capital investments depend on various factors, including anticipated volume levels and the price and availability of appropriate-use property for service centers and newly manufactured tractors and diesel engines, which are subject to restrictive Environmental Protection Agency engine-design requirements. If anticipated service-center and/or fleet requirements differ materially from actual requirements, our businesses may have too much or too little capacity. Our investments in revenue equipment and freight service centers depend on our ability to generate cash flow from operations and our access to debt and equity capital markets. A decline in the availability of these funding sources could adversely affect our reinvestment activities.

Fluctuations in the price and availability of fuel may adversely affect our financial condition, results of operations, and cash flows.

All of our businesses are exposed to the effects of changes in the availability and price of diesel fuel. Generally, fuel can be obtained from various sources and in the desired quantities. However, an inability to obtain fuel could have a material adverse effect on us. Our business units in the Freight and Truckload reporting segments are subject to the risk of price fluctuations. Like other less-than-truckload carriers, Con-way Freight assesses many of its customers with a fuel surcharge. The fuel surcharge is a part of Con-way Freight’s overall rate structure for customers and is intended to compensate Con-way Freight for the adverse effects of higher fuel costs. As fuel prices have risen, the fuel surcharge has increased Con-way Freight’s yields and revenue, and Con-way Freight has more than recovered higher fuel costs and fuel-related increases in purchased transportation. At times, in the interest of its customers, Con-way Freight has temporarily capped the fuel surcharge at a fixed percentage. Following a sharp increase in fuel costs in the aftermath of hurricanes in the U.S., Con-way Freight imposed a temporary cap on its fuel surcharge in 2005 that was in effect from August 29 through October 24. We cannot predict the future movement of fuel prices, Con-way Freight’s ability to recover higher fuel costs through fuel surcharges, or the effect that changes in fuel surcharges may have on Con-way Freight’s overall rate structure. Con-way Freight’s operating income may be adversely affected by a decline in fuel prices as lower fuel surcharges would reduce its yield and revenue. Whether fuel prices increase, decrease, or remain constant, our operating income may be adversely affected if competitive pressures limited Con-way Freight’s ability to assess its fuel surcharges.

Risks Related to the Acquisition of CFI

Although we expect that the acquisition of CFI will result in benefits to our company, we may not realize those benefits because of integration difficulties and other challenges.

The success of the acquisition will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating CFI’s business with our existing businesses. Our success in realizing these benefits and the timing of this realization depends upon the successful integration of the operations of CFI. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of CFI include, among others:

•	unanticipated issues in integrating information, communications and other systems;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

Con-way and CFI may not accomplish this integration smoothly or successfully. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the acquisition and could adversely affect our business.

Risks Related to the Notes

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our future cash flow will be sufficient to allow us to meet our payment obligations on our debt, including the notes. Our ability to generate cash flow from operations to make scheduled payments on our debt, including the notes, will depend on our future financial and operating performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions affecting our business, regulatory developments, downturns in the economy in general or the initiatives of our competitors. Our ability to generate cash flow to meet our payment obligations under our debt, including the notes, may also depend on our successful implementation of our operating and growth strategies. We cannot assure you that we will be able to implement our strategies or that the anticipated results of our strategies will be realized. If we do not generate sufficient cash flow to satisfy our obligations under our debt, including the notes, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt or selling assets. Any of these actions could result in unanticipated costs, disrupt the implementation of our business or otherwise hinder our performance. Moreover, we may not be able to take any of these actions on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our obligations under our debt, including the notes, or to refinance them on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Despite our current indebtedness level, we may still be able to incur substantially more debt, which could exacerbate the risks associated with our debt.

At September 30, 2007, after giving effect to this offering, including the application of the net proceeds therefrom as described in the "Use of Proceeds," we would have had total indebtedness of approximately $984.3 million on a consolidated basis. We may be able to incur substantial additional indebtedness in the future. The terms of our debt instruments will not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The agreements governing our debt impose restrictions on our business and operations. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens on our assets, including the common stock of our subsidiaries;

•	sell assets;

•	create or permit restrictions on the ability of certain of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

Furthermore, all of our indebtedness under our existing bank credit facilities bear interest at variable rates. If these rates were to increase significantly, our ability to borrow funds may be reduced and the risks related to our indebtedness could intensify.

An active trading market for the notes may not develop, which could make it more difficult for holders of the notes to sell their notes or result in a lower price at which holders would be able to sell their notes, or both.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates, our business performance, the then-current ratings assigned to the notes and the market for similar securities. In addition, we do not intend to list the notes on any securities exchange or any automated quotation system.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a change of control repurchase event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event, as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

The notes will be effectively subordinated to the debt of our subsidiaries, which may limit your recovery.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. At September 30, 2007, our subsidiaries had total indebtedness of approximately $7.6 million.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with other senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid. At September 30, 2007, we had total secured indebtedness of approximately $3.1 million.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are rated Baa3 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services, and BBB by Fitch, Inc. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $421.2 million, after giving effect to underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds of this offering and cash on hand to repay all amounts outstanding under our bridge loan facility that we entered into on August 23, 2007 to fund a portion of the purchase price for the CFI acquisition. At that time, we borrowed $425 million under the bridge loan facility. No further borrowings are permitted under the terms of the bridge loan facility, which matures on August 21, 2008. Loans outstanding under the facility currently bear interest at 5.536%. At September 30, 2007, there was approximately $425.4 million, including accrued interest, outstanding under the bridge loan facility.

An affiliate of Goldman, Sachs & Co. is the lender under our bridge loan facility and will receive all of the net proceeds of this offering.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2007:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance of the notes, including the use of the proceeds of this offering (before giving effect to underwriting discounts and commissions and any transaction fees and expenses), together with cash on hand, for the repayment of all amounts outstanding under our bridge loan facility. See “Use of Proceeds.”

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations”, our historical consolidated financial statements and related notes, our “Unaudited Pro Forma Condensed Consolidated Financial Statements” and Transportation Resources, Inc.’s historical consolidated financial statements and related notes, which are included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2007
(Unaudited, US$ in millions)
	Actual	As Adjusted
Cash and cash equivalents(1)	$181.4	$178.7

Long-term debt:(2)
8 7/8% Notes due 2010	$215.4	$215.4
6.70% Senior Debentures due 2034	292.9	292.9
Defined Contribution Plan Notes	22.7	22.7
Other debt	1.1	1.1
Notes offered hereby	—	425.0

Total long-term debt	$532.1	$957.1

Shareholders’ equity:
Preferred stock, no par value:
Series B, 8.5% cumulative, convertible, $.01 stated value; issued 570,455 shares	$6	$6
Additional paid-in capital, preferred stock	86.8	86.8
Deferred compensation, preferred stock	(23.6)	(23.6)

Total preferred shareholders’ equity	63.2	63.2
Common stock, $.625 par value; authorized 100,000,000 shares; issued 61,616,649 shares	38.6	38.6
Additional paid-in capital, common stock	563.9	563.9
Retained earnings	941.9	941.9
Cost of repurchased common stock	(722.5)	(722.5)

Total common shareholders’ equity	821.9	821.9

Accumulated other comprehensive loss	(99.9)	(99.9)

Total shareholders’ equity	$785.1	$785.1

Total capitalization	$1,317.2	$1,742.2

(1)	Excludes short-term marketable securities of $95.0 million.
(2)	For additional information regarding Con-way’s debt, see Note 5, “Debt and Other Financing Arrangements” to the consolidated financial statements included in Con-way’s Annual Report on Form 10-K for the year ended December 31, 2006.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 23, 2007, under the Agreement and Plan of Merger entered into on July 13, 2007, Con-way acquired the common stock of Transportation Resources, Inc. and subsidiaries (“TRI”). Subsidiaries of TRI consist of Contract Freighters, Inc. (“CFI”), a truckload carrier headquartered in Joplin, Missouri, and other affiliated companies. For purposes of these pro forma condensed consolidated statements of income, the acquisition of TRI and its subsidiaries is referred to as the “Acquisition.”

The unaudited pro forma condensed consolidated statements of income are presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC to give effect to the Acquisition as if it had occurred on earlier dates using the purchase method of accounting. The unaudited pro forma condensed consolidated statements of income of Con-way for the nine months ended September 30, 2007 and the year ended December 31, 2006 give effect to the Acquisition as if it were consummated on January 1, 2006. The unaudited pro forma condensed consolidated statements of income are for illustrative purposes only, are hypothetical in nature and do not purport to represent what Con-way’s consolidated statements of income or other financial information would have been if the Acquisition had occurred as of the dates indicated or what such results will be for any future periods.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Con-way believes are reasonable, including estimates related to purchase-method fair-value accounting adjustments, the effect of financing transactions and conforming changes in accounting policies. However, the pro forma condensed consolidated statements of income reflect only pro forma adjustments expected to have a continuing effect on the consolidated results beyond 12 months from the consummation of the Acquisition and do not reflect any changes in operations that may occur, including synergistic benefits that may be realized through the consolidation of the two companies or the costs that may be incurred in integrating their operations. These estimates are preliminary, are based on information currently available and could change significantly.

The unaudited pro forma condensed consolidated statements of income and accompanying notes should be read in conjunction with Con-way’s historical consolidated financial statements included in Con-way’s Annual Report on Form 10-K for the year ended December 31, 2006, Con-way’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 and TRI’s historical consolidated financial statements included in Exhibits 99.1 and 99.2 to Con-way’s Current Report on Form 8-K/A filed on October 9, 2007.

Con-way Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the nine months ended September 30, 2007

(US$ in millions, except share and per share data)

	Historical		Pro Forma
	TRI	Con-way	Adjustments		Consolidated
Revenues	$281.0	$3,187.2	$53.8	[d]	$3,497.4
			(24.6)	[b]

Operating expenses	245.6	2,986.2	53.8	[d]	3,266.1
			(24.6)	[b]
			4.8	[f]
			(1.4)	[g]
			1.7	[e]

Operating income	35.4	201.0	(5.1)		231.3

Non-operating income (expense)
Investment income	—	16.4	(12.2)	[a]	4.2
Interest expense	(0.2)	(27.9)	(19.0)	[a]	(47.1)
Miscellaneous, net	(15.2)	(0.1)	14.1	[h]	0.5
			1.7	[h]

	(15.4)	(11.6)	(15.4)		(42.4)

Income from continuing operations before
taxes	20.0	189.4	(20.5)		188.9
Tax provision (benefit)	(0.6)	70.3	1.7	[c]	71.4

Income from continuing operations	20.6	119.1	(22.2)		117.5
Preferred stock dividends	—	5.2	—		5.2

Net income	$20.6	$113.9	$(22.2)		$112.3

Earnings per Share
Basic
Average shares	—	45,414,155	—		45,414,155
EPS	$—	$2.51	$—		$2.47

Diluted
Average shares	—	48,492,037	—		48,492,037
EPS	$—	$2.37	$—		$2.33

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of Income

Con-way Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the fiscal year ended December 31, 2006

(US$ in millions, except share and per share data)

	Historical		Pro Forma
	TRI	Con-way	Adjustments		Consolidated
Revenues	$427.6	$4,221.5	$85.3	[d]	$4,700.6
			(33.8)	[b]

Operating expenses	359.3	3,819.7	85.3	[d]	4,238.2
			(33.8)	[b]
			10.3	[f]
			(3.9)	[g]
			1.3	[e]

Operating income	68.3	401.8	(7.7)		462.4

Non-operating income (expense)
Investment income	—	24.8	(18.3)	[a]	6.5
Interest expense	(0.4)	(34.2)	(29.3)	[a]	(63.9)
Miscellaneous, net	0.9	(0.1)	—		0.8

	0.5	(9.5)	(47.6)		(56.6)

Income from continuing operations before
taxes	68.8	392.3	(55.3)		405.8
Tax provision	1.0	120.0	7.1	[c]	128.1

Income from continuing operations	67.8	272.3	(62.4)		277.7
Preferred stock dividends	—	7.1	—		7.1

Net income	$67.8	$265.2	$(62.4)		$270.6

Earnings per Share
Basic
Average shares	—	48,962,382	—		48,962,382
EPS	$—	$5.42	$—		$5.53

Diluted
Average shares	—	52,280,341	—		52,280,341
EPS	$—	$5.09	$—		$5.20

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Con-way Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

1. Unaudited Pro Forma Condensed Consolidated Income Statement

The unaudited pro forma condensed consolidated statements of income combine the historical consolidated statements of income of Con-way for the year ended December 31, 2006 and the nine months ended September 30, 2007 with the historical financial statements of TRI for the same periods, giving effect to the Acquisition as if it occurred on January 1, 2006.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of income:

[a]	Record the effects of debt and cash financing of the purchase price.

On August 23, 2007, Con-way entered into an agreement that established a $500.0 million bridge-loan facility. On that date, Con-way borrowed $425.0 million under the bridge-loan facility to fund a portion of the purchase price in its acquisition of TRI. Under the borrowing, the principal amount of $425.0 million is due in full on August 21, 2008. Subject to market conditions, Con-way intends to refinance the bridge-loan facility with longer-term debt. Accordingly, these pro forma condensed consolidated statements of income include adjustments that reflect assumptions applicable to long-term debt rather than the bridge-loan facility.

The pro forma adjustments to the income statement reflect increases in interest expense and amortization of debt costs and a decrease in investment income from lower average balances of cash-equivalent investments. The annual interest rate on long-term debt is assumed to be 6.75% and a change of 1/8% in the interest rate would result in a $0.5 million change in annual interest expense. The annual interest rate on cash-equivalent investments is assumed to be 5.29% and a change of 1/8% in the interest rate would result in a $0.4 million change in annual investment income.

[b]	Eliminate the effect of transactions between Con-way and TRI.

Pro forma adjustments to the income statement eliminate revenue and purchased transportation expense recognized in the historical income statements of TRI and Con-way, respectively.

[c]	Record the effects of income taxes.

The pro forma adjustments to the income statement include [1] an increase in the historical tax expense of TRI as if it were treated as a “C” corporation rather than a “Subchapter S” corporation, and [2] the tax effect of pro forma adjustments. The pro forma adjustments reflect the estimated consolidated effective tax rate of 31.6% in the fiscal year ended December 31, 2006 and 37.8% in the nine months ended September 30, 2007.

[d]	Reclassify TRI amounts to conform to Con-way’s method of presentation.

Con-way’s historical income statements present fuel surcharges as revenue while TRI’s historical income statements present such amounts as a reduction in operating expenses.

[e]	Conform TRI’s accounting policies to those applied by Con-way.

In Con-way’s historical income statements, the cost of new tires on tractors is amortized over the estimated useful lives of the new equipment, while in TRI’s historical income statements, the cost of new tires on tractors is amortized over 12 to 15 months.

In Con-way’s historical income statements, gains on the sale of revenue equipment are based on the net book value of the equipment, without any adjustment for earlier trade-in activity, as was the case for TRI, as described below. In TRI’s historical income statements, prior to TRI’s adoption of SFAS 153, “Exchanges on Nonmonetary Assets,” as more fully discussed in Exhibit 99.1 to our Current Report on Form 8-K/A filed on October 9, 2007, the purchase price of replacement property was reduced by an amount equal to the trade-in value in excess of the net book value of replaced equipment. Accordingly, the pro forma consolidated condensed income statements includes pro forma adjustments to reduce the amount of gains recognized from the sale of lower-basis property.

[f]	Record the purchase of TRI, including the income-statement effect of purchase-method accounting adjustments to TRI’s property and equipment and identifiable intangible assets.

[g]	Eliminate the effect of TRI’s share-based compensation plans, which terminate upon change in control, and include the effect of a retention arrangement for key executive officers. In connection with the Acquisition, former shareholders of TRI paid $4.0 million into an escrow account for the purpose of retaining certain key executive officers of TRI. Under the escrow agreement, the key executive officers will receive pro rata payments if they remain employees of TRI over a two-year period ending August 23, 2009. Accordingly, $4.0 million has been allocated to the purchase price as the value of the retention-related restricted cash and an equal liability to the key executive officers will be accrued ratably over the two-year service period. If the key executive officers terminate employment prior to August 23, 2009, any unearned portion of the restricted cash in escrow would be remitted to Con-way.

The pro forma adjustments to the income statement include a net decline in operating expense resulting from the elimination of share-based compensation expense and additional annual expense of $2.0 million related to the retention arrangement.

[h]	Eliminate the effect of expenses incurred by TRI as a result of the Acquisition. In connection with the Acquisition, TRI recognized expenses of $14.1 million and $1.7 million for bonus payments and legal expenses, respectively, that are not expected to have a continuing effect on the consolidated results beyond 12 months from the consummation of the Acquisition.

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the indenture under which the notes are to be issued. This description of the notes supplements and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes are “Senior Debt Securities,” as that term is used in the accompanying prospectus. You must look to the indenture and the notes for the most complete description of what we describe in summary form in this prospectus supplement and the accompanying prospectus. We urge you to read the indenture and the notes because each of the indenture and the notes, and not the description of the indenture and the notes in this prospectus supplement, defines your rights as holders of the notes. Copies of the indenture are available as indicated under “Where You Can Find More Information” in this prospectus supplement.

In this description of notes, “we,” “us”, “Con-way” and similar words refer only to Con-way Inc. and not to any of its subsidiaries.

General

The notes will be issued as a series of debt securities under an indenture to be entered into between us and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-Entry Issuance.”

Principal, Maturity and Interest

The notes will be unsecured debt securities under the indenture and will be initially limited to an aggregate principal amount of $425,000,000. The notes will mature on January 15, 2018. The notes will be subject to earlier redemption at the option of the issuer as described under “—Optional Redemption.” The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

The notes will accrue interest at the rate of 7.25 % per year and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2008 and will be payable to the holders of record on the January 1 and July 1 immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Additional Issuances

We may from time to time, without the consent of existing holders, create and issue additional notes of the same series having the same terms and conditions as the notes offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest on the additional notes. Additional notes issued in this manner will be consolidated with and will form a single series with the notes offered hereby.

Ranking

The notes are our unsecured senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be senior in right of payment to our subordinated indebtedness and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries.

Exchange and Transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “- Book-Entry Issuance.”

Paying and Paying Agents

We will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will, subject to certain exceptions, be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent.

Optional Redemption

The notes may be redeemed, in whole or in part, at our option at any time or from time to time prior to the maturity of the notes.

The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the trustee will select notes (1) on a pro rata basis or by any other method the trustee deems fair and appropriate in its sole discretion and (2) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed.

For purposes of determining the optional redemption price, the following definitions are applicable:

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means Goldman, Sachs & Co., or, if this firm is unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means (1) Goldman, Sachs & Co. and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“treasury rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined above), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control, but after the public announcement of the change of control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

2) deposit with the trustee an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee, upon the execution and delivery by us of such notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered, provided that each new note will be in a principal amount of an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion, the following definitions are applicable:

“Below investment grade ratings event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any two of the rating agencies) after the earlier of (1) the occurrence of a change of control; and (2) public notice of the occurrence of a change of control or the intention by us to effect a change of control, the notes are rated below investment grade by any two of the rating agencies. Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of change of control repurchase event hereunder) if any two of rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) (3) of the Exchange Act) (other than Con-way or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d–3 and 13d–5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of Con-way or other voting stock into which the voting stock of Con-way is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of Con-way’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than Con-way or one of its subsidiaries); or (3) the first day on which a majority of the members of the board of directors of Con-way are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Con-way becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of Con-way immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event.

“Continuing Directors” means, as of any date of determination, any member of Con-way’s board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of Con-way in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc.

“Investment grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and Fitch, or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Covenants

The indenture will contain the following covenants:

Limitations on Liens

Subject to the exceptions described below, we will not, and will not permit any Restricted Subsidiary to, at any time create, incur, assume or guarantee any Indebtedness secured by any mortgage, pledge, lien or security interest, or Lien, on any Principal Property owned by us or any Restricted Subsidiary or any shares of capital stock or Indebtedness of any Restricted Subsidiary, whether owned on the date of the issuance of the notes or thereafter acquired, without in any such case effectively providing, concurrently with or prior to the creation, incurrence, assumption or guarantee of such Indebtedness, or Secured Indebtedness, that the notes then outstanding under the indenture (together with, if we shall so determine, any other Indebtedness or other liabilities or obligations created, incurred, assumed or guaranteed by us or any Subsidiary and then existing or thereafter created, incurred, assumed or guaranteed) shall be secured by such Lien equally and ratably with (or, at our option, prior to) such Secured Indebtedness but only so long as such Secured Indebtedness shall be so secured and outstanding; provided, however, that the foregoing covenant shall not be applicable to Indebtedness secured by any of the following:

•

Liens on any property, shares of capital stock or Indebtedness acquired (whether by merger, consolidation, acquisition of assets or capital stock, or otherwise) after the date of the issuance of notes by us or any Restricted Subsidiary or any property constructed or improved after the date of the issuance of notes by us or any Restricted Subsidiary, to secure or provide for the payment of all or any part of the purchase price or cost thereof, or any Indebtedness created, incurred, assumed or guaranteed to finance all or any part of the purchase thereof or the cost of construction or cost of improvement of any such property and which was created, incurred, assumed or guaranteed or for which a bona fide firm commitment in writing was executed prior to, contemporaneously with or within 270 days after the acquisition of such property, shares of capital stock or Indebtedness or the latest to occur of the completion of construction or improvement or the commencement of full operations of such property, as the case may be; provided that such Liens shall not extend to any other property of ours or any Restricted Subsidiary;

•

Liens in favor of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof or any other domestic or foreign government or governmental body, agency or authority, to secure partial, progress, advance or other payments pursuant to any contract, statute, law or regulation or to secure any Indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue bond, private activity bond or similar financings);

•	Liens existing on the date of the issuance of notes;

•	Liens for or in connection with taxes, governmental assessments or similar governmental charges or levies or legal proceedings;

•	Liens in favor of us or a Subsidiary securing Indebtedness of us or a Subsidiary;

•

Liens on any property, shares of capital stock or Indebtedness existing at the time of acquisition thereof (whether by merger, consolidation, acquisition of assets or capital stock or otherwise); provided that such Liens were not created in contemplation of such acquisition;

•

Liens on any property, shares of capital stock or Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into us or any Subsidiary; provided that such Liens were not created in contemplation of such transaction;

•

pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•

statutory and common law Liens and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, bankers’, repairmen’s and other similar Liens arising in the ordinary course of business;

•	pledges or deposits to secure performance in connection with bids, tenders, contracts or leases or surety, stay, appeal, indemnity, customs or performance bonds;

•

Liens incurred in connection with any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, any cap, floor, collar, lock or similar agreement or arrangement) which was entered into for hedging purposes or to fix, or to protect against changes in, interest rates, currency exchange rates or commodity prices; or

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing bullet points or in this bullet point (including, without limitation, in connection with any extension, renewal, replacement or refinancing, in whole or in part, of any Indebtedness secured thereby); provided that any Lien permitted under this bullet point is limited to all or any part of the same property, shares of capital stock and/or Indebtedness subject to the Lien so extended, renewed or replaced and secures no more Indebtedness than the Indebtedness secured by the Lien so extended, renewed or replaced plus any premiums, fees, costs or expenses payable in connection with the replacement, extension, renewal or refinancing of such Lien or the Indebtedness secured thereby.

Notwithstanding the foregoing provisions of the indenture, we and any Restricted Subsidiary may at any time create, incur, assume or guarantee Secured Indebtedness which would otherwise be subject to the foregoing restrictions if, immediately after giving effect thereto, the aggregate principal amount of all Secured Indebtedness (not including Indebtedness permitted to be secured by Liens described in the bullet points above) does not exceed 15% of Consolidated Net Tangible Assets determined as of such time.

For purposes of the foregoing discussion, the following definitions are applicable:

“Consolidated Assets” means, as of any particular time, the amount that would be shown as total assets on our most recent consolidated balance sheet prepared in accordance with GAAP as of the end of a fiscal quarter.

“Consolidated Net Tangible Assets” means, as of any particular time, the amount of Consolidated Assets after deducting therefrom (a) all current liabilities (excluding current liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 365 days after the time of determination and excluding current maturities of long-term debt and current maturities of capitalized lease obligations), and (b) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles in each case in this clause (b) net of applicable amortization, all as shown on our most recent consolidated financial statements prepared in accordance with GAAP as of the end of a fiscal quarter.

“Indebtedness” means indebtedness for borrowed money.

“Principal Property” means any manufacturing, distribution or warehousing facility owned by us or any Subsidiary (including any of the foregoing acquired after the date of the issuance of notes) and located within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction), the gross book value of which exceeds 1% of our Consolidated Net Tangible Assets at the date of determination, in each case other than any of the foregoing which is determined by our board of directors not to be a Principal Property because, in the opinion of our board of directors, such facility is not of material importance to the total business conducted by us and our subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary of ours (i) substantially all of the operating assets of which are located and the principal business of which is carried on within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction); (ii) which was in existence on the date of the issuance of notes or thereafter becomes a Subsidiary of ours; and (iii) which owns a Principal Property.

“Subsidiary” means a corporation or other entity (i) more than 50% of the outstanding voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation) of which is owned, directly or indirectly, by us and/or one or more other Subsidiaries and (ii) if such entity is a partnership, joint venture, limited liability company or similar entity, we or another Subsidiary are the managing general partner or managing member of or otherwise controls such entity. For the purposes of this definition, “voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation)” means capital stock or equity interest, as the case may be, which ordinarily has voting power for the election of directors (or equivalent persons, in the case of an entity other than a corporation), whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency, and “control” means, with respect to any entity, the possession of the power to direct or cause the direction of the management and policies of such entity.

Consolidation, Merger, Sale or Conveyance

We may consolidate with, or sell, convey or lease our properties and assets substantially as an entirety to, or merge with or into, any other corporation, if:

•	either we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed or observed by us; and

•

immediately after the merger or consolidation, or sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

Events of Default

Each of the following will be an Event of Default under the indenture:

•

failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by Con-way in accordance with the terms of the notes shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant or agreement in the notes or indenture for a period of 60 days after notice that performance was required;

•

(A) our failure or the failure of any of our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice; or

•	events in bankruptcy, insolvency or reorganization of Con-way.

If an Event of Default relating to the payment of interest or principal involving the notes has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may declare the entire principal of all of the outstanding notes, and any accrued interest, to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, or if any other Event of Default occurs and is continuing involving the notes, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the entire principal amount of the outstanding notes, and any accrued interest, due and payable immediately. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, after satisfying conditions, rescind and annul any of the declarations and consequences described in this paragraph involving the notes.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of Con-way occurs and is continuing, then the principal amount of the notes outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of notes against us. Except as provided below, no holder of notes may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of an Event of Default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding notes have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for costs, expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding notes.

Notwithstanding the foregoing, each holder of notes has the right, which is absolute and unconditional, to receive payment of the principal of, premium and interest, if any, on such notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of that holder of notes.

We will be required to file annually with the trustee a certificate, signed by an officer of Con-way, stating whether or not the officer knows of any default or noncompliance by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Book-Entry Issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners of interests in that global note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or us.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	an Event of Default occurs and is continuing in respect of the notes; or

•	we in our sole discretion decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Euroclear and Clearstream

Links have been established among DTC, Clearstream Banking S.A., or Clearstream, and Euroclear Bank S.A./N.V., or Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear and Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.

All information in this prospectus supplement on Euroclear and Clearstream is derived from Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture governing the notes offered hereby. The trustee may resign or be removed and a successor trustee may be appointed to act with respect to the notes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the notes by an initial purchaser of the notes that, for United States federal income tax purposes, is not a “United States person” as defined below (a “Non-U.S. Holder”). This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, or (C) is a corporation which operates through a United States branch, and (ii) state, local or non-United States tax considerations. This summary assumes that an investor will hold the notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the notes.

For the purposes of this summary, a “United States person” is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF NOTES UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT ADVISOR.

Interest Income

Payments of interest on the notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and (B) is not a controlled foreign corporation that is related to the Issuer through stock ownership for United States federal income tax purposes and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner’s Statement Requirement.”

Sale, Exchange, Retirement, or Other Disposition

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a note.

Owner’s Statement Requirement

In order to avoid withholding tax on interest under section 871(h) or 881(c) of the Code, either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds a note on behalf of such owner must file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent receives (i) a statement (an “Owner’s Statement”) from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner’s name and address, and if applicable, information with respect to tax treaty benefits, on an Internal Revenue Service Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement, together with a copy of the Owner’s Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner’s Statement.

Backup Withholding and Information Reporting

United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner’s Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent does not know or have reason to know that the payee is a United States person. If a note is held by a Non-U.S. Holder through a non-United States related broker or financial institution, backup withholding and information reporting would not generally be required. Information reporting may apply if the note is held by a Non-U.S. Holder through a United States or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner’s Statement or other appropriate evidence of non-United States status, backup withholding may apply.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the United States Internal Revenue Service.

UNDERWRITING

We and Goldman, Sachs & Co., the underwriter for the offering, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriter has agreed to purchase the entire principal amount of the notes.

The underwriter is committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriter that the underwriter intends to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater aggregate principal amount of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriter, as well as other purchases by the underwriter for its own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”), and the underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, Goldman, Sachs & Co. acted as one of the financial advisors to Con-way in connection with the CFI acquisition, and an affiliate of Goldman, Sachs & Co. is the administrative agent and lender under our bridge loan facility and will receive all of the net proceeds of this offering in repayment of indebtedness under our bridge loan facility. See “Use of Proceeds”. Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be received by an affiliate of Goldman, Sachs & Co., this offering is being conducted in compliance with NASD Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering as we are offering a class of investment grade debt securities hereunder.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters will be passed upon for the underwriter by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and schedule of Con-way Inc., as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (which is included under Part II, Item 9A in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of SFAS 87, 88, 106, and 132R.

The consolidated financial statements of Transportation Resources, Inc. incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K/A filed October 9, 2007 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Con-way Inc.

Debt Securities

Con-way Inc. intends to offer and sell from time to time the debt securities described in this prospectus. We will provide the specific terms of these securities in supplements to this prospectus. Our common stock is listed on the New York Stock Exchange, or NYSE, under the ticker symbol “CNW.”

We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

See “ Risk Factors” included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and all amendments to those reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, and the applicable prospectus supplement to read about factors you should consider before buying the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2007.

In this prospectus, “Con-way,” “we,” “us,” “our” and similar terms refer to Con-way Inc. and its consolidated subsidiaries, unless otherwise stated or the context requires otherwise. References to the “Company” are to Con-way Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Con-way makes available, free of charge, on its website at “www.con-way.com,” under the headings “Investor Relations/Annual Report, Proxy and Other SEC Filings,” copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports, in each case as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission.

In addition, Con-way makes available, free of charge, on its website at “www.con-way.com,” under the headings “Investor Relations/Corporate Governance,” current copies of the following documents: (1) the charters of the Audit, Compensation, and Director Affairs Committees of its Board of Directors; (2) its Corporate Governance Guidelines; (3) its Code of Ethics for Chief Executive and Senior Financial Officers; (4) its Code of Business Conduct and Ethics for Directors; and (5) its Code of Ethics for employees. Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These filings also are available on our corporate website, “www.con-way.com.” Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

Rather than include certain information in this prospectus that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by Con-way Inc.:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•

Portions of our Definitive Proxy Statement on Schedule 14A filed on March 9, 2007 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•

Current Reports on Form 8-K filed January 31, 2007 (solely with respect to Item 5.02), April 24, 2007, July 16, 2007, July 27, 2007, August 23, 2007 (solely with respect to Items 2.01 and 9.01), August 28, 2007, September 10, 2007, September 27, 2007, October 1, 2007 and December 20, 2007; and

•	Current Report on Form 8-K/A filed October 9, 2007.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed) after the date of this prospectus and prior to the termination of the offering of securities hereby will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to any such document unless such exhibits are specifically incorporated by reference into the document to which this prospectus refers. You should direct such requests to our Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the prospectus supplement, as the case may be.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition and results of operations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements involve risks and uncertainties. All statements other than statements of historical information provided or incorporated by reference herein may be deemed to be forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including among others:

•	any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items;

•	any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items;

•	any statements concerning proposed new products or services;

•	any statements regarding Con-way’s estimated future contributions to pension plans;

•	any statements as to the adequacy of reserves;

•	any statements regarding the outcome of any claims that may be brought against Con-way by Consolidated Freightways Corporation’s multi-employer pension plans;

•	any statements regarding future economic conditions or performance;

•	any statements regarding the outcome of legal and other claims and proceedings against Con-way;

•	any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc., and related financing; and

•	any statements of estimates or belief and any statements or assumptions underlying the foregoing.

Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate” and “intend” and other similar expressions are intended to identify forward-looking statements. The following factors among others and in addition to the matters discussed in the reports and documents filed by Con-way with the SEC, could cause actual results and other matters to differ materially from those discussed in such forward- looking statements:

•	changes in general business and economic conditions, including the global economy;

•	the creditworthiness of Con-way’s customers and their ability to pay for services rendered;

•	increasing competition and pricing pressure;

•

availability of fuel, changes in fuel prices or fuel surcharges, and the effect of recently filed litigation alleging that Con-way engaged in price-fixing of fuel surcharges in violation of federal antitrust laws;

•	the effects of the cessation of Emery Worldwide Airlines Inc.’s air-carrier operations;

•	the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets;

•	the possibility of defaults under Con-way’s $400 million credit agreement, $500 million bridge credit agreement and other debt instruments;

•	the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced;

•	labor matters, including the grievances by furloughed Emery Worldwide Airlines, Inc. pilots and crew members, labor-organizing activities, work stoppages or strikes;

•	enforcement of and changes in governmental regulations, including the effects of new regulations issued by the Department of Homeland Security;

•	environmental and tax matters;

•

matters relating to Con-way’s 1996 spin-off of Consolidated Freightways Corporation, including the possibility that Consolidated Freightways Corporation’s multi-employer pension plans may assert claims against Con-way, that Con-way may not prevail in those proceedings and that Con-way may not have the financial resources necessary to satisfy amounts payable to those plans;

•

matters relating to the sale of Menlo Worldwide Forwarding, Inc. and its subsidiaries and Menlo Worldwide Expedite!, Inc., including Con-way’s obligation to indemnify United Parcel Service, Inc. for certain losses in connection with the sale;

•	matters relating to our acquisition of Contract Freighters, Inc. (including, without limitation, integration risks and risks that acquisition synergies are not realized); and

•	matters relating to Con-way’s defined benefit and contribution pension plans.

Any or all forward-looking statements in this prospectus, the documents incorporated by reference herein and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of the factors under the heading “Risk Factors” in this prospectus will be important in determining future results. These factors should be considered in conjunction with any discussion of operations or results by us, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors or other communications by us. You should not place undue reliance on any forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date thereof. Except as may be required by law, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

CON-WAY INC.

We provide transportation, logistics and supply-chain management services for a wide range of manufacturing, industrial and retail customers. Our principal component companies operate in regional and transcontinental less-than-truckload and full-truckload freight transportation, truckload brokerage, global logistics management, and trailer manufacturing.

We are divided into the following four operating segments for financial-reporting purposes:

•

Freight. The Freight segment consists of the operating results of the Con-way Freight business unit, which provides regional next-day, second-day, and transcontinental less-than-truckload freight services throughout North America.

•

Logistics. The Logistics segment consists of the operating results of the Menlo Logistics business unit, which develops contract-logistics solutions, including the management of complex distribution networks and supply-chain engineering and consulting, and also provides domestic brokerage services.

•

Truckload. The Truckload segment includes the combined operating results of the Con-way Truckload business unit and the recently acquired Contract Freighters, Inc. business unit. The combined businesses provide asset-based regional and transcontinental full-truckload freight services throughout North America.

•

Other. The Other reporting segment consists of the operating results of Road Systems, Inc., a trailer manufacturer, and certain corporate activities for which the related income or expense has not been allocated to other reporting segments, including results related to corporate re-insurance activities and corporate properties.

Prior to the sale of Vector SCM, LLC, or Vector, in 2006, we had a reporting segment that consisted of our proportionate share of the net income from Vector. Vector was a joint venture with General Motors, which purchased our membership interest in Vector in December 2006.

Our executive offices are located at 2855 Campus Drive, Suite 300, San Mateo, California 94403, and our Internet web site address is www.con-way.com. Information contained on our website is not part of this prospectus. Our telephone number is (650) 378-5200.

RISK FACTORS

An investment in our debt securities is subject to certain risks. A description of some of those risks and the uncertainties we face is set forth under the heading “Risk Factors” included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and all amendments to those reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act. You should read these risk factors before you consider buying the debt securities.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, the financing of acquisitions, and the repayment of outstanding indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

Con-way may issue, from time to time, debt securities, in one or more series, that will consist of either its senior debt, or Senior Debt Securities, its senior subordinated debt, or Senior Subordinated Debt Securities, or its subordinated debt, or Subordinated Debt Securities. The Senior Subordinated Debt Securities and the Subordinated Debt Securities are referred to as the Subordinated Securities in this prospectus. The debt securities we offer will be issued under an indenture between us and The Bank of New York Trust Company, N.A., acting as trustee.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on liens and the consolidation, merger and sale of all or substantially all of our assets contained in the indenture and unless otherwise specified in a supplemental indenture or an officer’s certificate to the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue debt securities as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium, if any, or interest will be payable and the place or places where the debt securities may be presented for transfer and exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

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if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Limitations on Liens

Subject to the exceptions described below, we will not, and will not permit any Restricted Subsidiary to, at any time create, incur, assume or guarantee any Indebtedness secured by any mortgage, pledge, lien or security interest, or Lien, on any Principal Property owned by us or any Restricted Subsidiary or any shares of capital stock or Indebtedness of any Restricted Subsidiary, whether owned on the date of the issuance of the notes or thereafter acquired, without in any such case effectively providing, concurrently with or prior to the creation, incurrence, assumption or guarantee of such Indebtedness, or Secured Indebtedness, that the notes then outstanding under the indenture (together with, if we shall so determine, any other Indebtedness or other liabilities or obligations created, incurred, assumed or guaranteed by us or any Subsidiary and then existing or thereafter created, incurred, assumed or guaranteed) shall be secured by such Lien equally and ratably with (or, at our option, prior to) such Secured Indebtedness, but only so long as such Secured Indebtedness shall be so secured and outstanding; provided, however, that the foregoing covenant shall not be applicable to Indebtedness secured by any of the following:

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Liens on any property, shares of capital stock or Indebtedness acquired (whether by merger, consolidation, acquisition of assets or capital stock, or otherwise) after the date of the issuance of notes by us or any Restricted Subsidiary or any property constructed or improved after the date of the issuance of notes by us or any Restricted Subsidiary, to secure or provide for the payment of all or any part of the purchase price or cost thereof, or any Indebtedness created, incurred, assumed or guaranteed to finance all or any part of the purchase thereof or the cost of construction or cost of improvement of any such property and which was created, incurred, assumed or guaranteed or for which a bona fide firm commitment in writing was executed prior to, contemporaneously with or within 270 days after the acquisition of such property, shares of capital stock or Indebtedness or the latest to occur of the completion of construction or improvement or the commencement of full operations of such property, as the case may be; provided that such Liens shall not extend to any other property of ours or any Restricted Subsidiary;

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Liens in favor of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof or any other domestic or foreign government or governmental body, agency or authority, to secure partial, progress, advance or other payments pursuant to any contract, statute, law or regulation or to secure any Indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue bond, private activity bond or similar financings);

•	Liens existing on the date of the issuance of notes;

•	Liens for or in connection with taxes, governmental assessments or similar governmental charges or levies or legal proceedings;

•	Liens in favor of us or a Subsidiary securing Indebtedness of us or a Subsidiary;

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Liens on any property, shares of capital stock or Indebtedness existing at the time of acquisition thereof (whether by merger, consolidation, acquisition of assets or capital stock or otherwise); provided that such Liens were not created in contemplation of such acquisition;

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Liens on any property, shares of capital stock or Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into us or any Subsidiary; provided that such Liens were not created in contemplation of such transaction;

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pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

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statutory and common law Liens and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, bankers’, repairmen’s and other similar Liens arising in the ordinary course of business;

•	pledges or deposits to secure performance in connection with bids, tenders, contracts or leases or surety, stay, appeal, indemnity, customs or performance bonds;

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Liens incurred in connection with any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, any cap, floor, collar, lock or similar agreement or arrangement) which was entered into for hedging purposes or to fix, or to protect against changes in, interest rates, currency exchange rates or commodity prices; or

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any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing bullet points or in this bullet point (including, without limitation, in connection with any extension, renewal, replacement or refinancing, in whole or in part, of any Indebtedness secured thereby); provided that any Lien permitted under this bullet point is limited to all or any part of the same property, shares of capital stock and/or Indebtedness subject to the Lien so extended, renewed or replaced and secures no more Indebtedness than the Indebtedness secured by the Lien so extended, renewed or replaced plus any premiums, fees, costs or expenses payable in connection with the replacement, extension, renewal or refinancing of such Lien or the Indebtedness secured thereby.

Notwithstanding the foregoing provisions of the indenture, we and any Restricted Subsidiary may at any time create, incur, assume or guarantee Secured Indebtedness which would otherwise be subject to the foregoing restrictions if, immediately after giving effect thereto, the aggregate principal amount of all Secured Indebtedness (not including Indebtedness permitted to be secured by Liens described in the bullet points above) does not exceed 15% of Consolidated Net Tangible Assets determined as of such time.

For purposes of the foregoing discussion, the following definitions are applicable:

“Consolidated Assets” means, as of any particular time, the amount that would be shown as total assets on our most recent consolidated balance sheet prepared in accordance with GAAP as of the end of a fiscal quarter.

“Consolidated Net Tangible Assets” means, as of any particular time, the amount of Consolidated Assets after deducting therefrom (a) all current liabilities (excluding current liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 365 days after the time of determination and excluding current maturities of long-term debt and current maturities of capitalized lease obligations), and (b) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles in each case in this clause (b) net of applicable amortization, all as shown on our most recent consolidated financial statements prepared in accordance with GAAP as of the end of a fiscal quarter.

“Indebtedness” means indebtedness for borrowed money.

“Principal Property” means any manufacturing, distribution or warehousing facility owned by us or any Subsidiary (including any of the foregoing acquired after the date of the issuance of notes) and located within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction), the gross book value of which exceeds 1% of our Consolidated Net Tangible Assets at the date of determination, in each case other than any of the foregoing which is determined by our board of directors not to be a Principal Property because, in the opinion of our board of directors, such facility is not of material importance to the total business conducted by us and our subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary of ours (i) substantially all of the operating assets of which are located and the principal business of which is carried on within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction); (ii) which was in existence on the date of the issuance of notes or thereafter becomes a Subsidiary of ours; and (iii) which owns a Principal Property.

“Subsidiary” means a corporation or other entity (i) more than 50% of the outstanding voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation) of which is owned, directly or indirectly, by us and/or one or more other Subsidiaries and (ii) if such entity is a partnership, joint venture, limited liability company or similar entity, we or another Subsidiary are the managing general partner or managing member of or otherwise controls such entity. For the purposes of this definition, “voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation)” means capital stock or equity interest, as the case may be, which ordinarily has voting power for the election of directors (or equivalent persons, in the case of an entity other than a corporation), whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency, and “control” means, with respect to any entity, the possession of the power to direct or cause the direction of the management and policies of such entity.

Consolidation, Merger, Sale or Conveyance

We may consolidate with, or sell, convey or lease our properties and assets substantially as an entirety to, or merge with or into, any other corporation, if:

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either we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed or observed by us; and

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immediately after the merger or consolidation, or sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

This covenant would not apply to any recapitalization transaction, a change of control of Con-way or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

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failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by Con-way in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant or agreement in the debt securities or indenture for a period of 60 days after notice that performance was required;

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(A) our failure or the failure of any our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice;

•	events in bankruptcy, insolvency or reorganization of Con-way; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series, and any accrued interest, to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities, and any accrued interest, due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities, and any accrued interest, due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series, and any accrued interest, due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the declarations and consequences described in this paragraph involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of Con-way occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of an Event of Default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for costs, expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by an officer of Con-way, stating whether or not the officer knows of any default or noncompliance by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee; or

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

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upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Con-way, the trustee or any other agent of Con-way or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking S.A., or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Legal Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or a combination thereof, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

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we irrevocably deposit with the trustee cash or U.S. government obligations or a combination thereof, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series and any mandatory sinking fund payments; and

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we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair or affect the right of any holder of the debt securities to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of Con-way, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

Subject to certain conditions, the holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator of Con-way, and no past, present or future stockholder, officer or director of Con-way or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

Con-way may sell debt securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Con-way from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, Con-way will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Con-way to one or more institutional purchasers, or through agents designated by Con-way from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Con-way to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange or The Nasdaq Stock Market. Any underwriters to whom Con-way sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

VALIDITY OF SECURITIES

The validity of the securities being offered hereby is being passed upon for Con-way by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedule of Con-way Inc., as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (which is included under Part II, Item 9A in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of SFAS 87, 88, 106, and 132R.

The consolidated financial statements of Transportation Resources, Inc. incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed October 9, 2007 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$425,000,000

Con-way Inc.

7.25% Senior Notes due 2018

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.